Exhibit 99.1

MONTHLY FINANCIAL REPORT FOR BUSINESS

FOR THE PERIOD BEGINNING: **08/01/03** AND ENDING : **08/31/03**

Name of Debtor: **Fortune Financial, Inc.** Case Number : **03-2026-3F1**

Date of Petition: **2/28/03**

	CURRENT MONTH	CUMULATIVE PETITION TO DATE
1. CASH AT BEGINNING OF PERIOD	22,407.51	23,349.54
2. RECEIPTS:		
A. Cash Sales	0.00	0.00
Less: Cash Refunds	0.00	0.00
Net Cash Sales	0.00	0.00
B. Collection on Postpetition A/R	0.00	0.00
C. Collection on Prepetition A/R	0.00	0.00
D. Other Receipts (Attach List) (If you receive rental income, you must attach a rent roll.)	0.00	18.56
3. TOTAL RECEIPTS	0.00	18.56
4. TOTAL CASH AVAILABLE FOR OPERATIONS (Line 1 + Line 3)	22,407.51	23,368.10
5. DISBURSEMENTS		
A. U.S. Trustee Quarterly Fees	0.00	250.00
B. Net Payroll	0.00	0.00
C. Payroll Taxes Paid	0.00	0.00
D. Sales and Use Taxes	0.00	0.00
E. Other Taxes	0.00	0.00
F. Rent	0.00	0.00
G. Other Leases (Attachment 2)	0.00	0.00
H. Telephone	0.00	0.00
I. Utilities	0.00	0.00
J. Travel & Entertainment	0.00	0.00
K. Vehicle Expenses	0.00	0.00
L. Office Supplies	0.00	0.00
M. Advertising	0.00	0.00
N. Insurance (Attachment 7)	0.00	0.00
O. Purchases of Fixed Assets (Attach. 3)	0.00	0.00
P. Purchases of Inventory (Attachment 3)	0.00	0.00
Q. Manufacturing Supplies	0.00	0.00
R. Repairs & Maintenance	0.00	0.00
S. Payments to Secured Creditors	0.00	0.00
T. Other Operating Expense (See list attached) (Attach List)	772.96	1,483.55
6. TOTAL CASH DISBURSEMENTS	772.96	1,733.55
7. ENDING CASH BALANCE (Line 4 - Line 6)	21,634.55	21,634.55

I declare under penalty of perjury that this statement and the accompanying documents and reports are true and correct to the best of my knowledge and belief.
Dated this 12th day of September

John Wortman

Fortune Financial, Inc. Debtor In Possession Account # 4775200 SunTrust Bank
Receipts and Disbursements during August 2003

Receipts None

Disbursements

5-Aug-03	Check number 1006 - $460.10 to Allied Graphics for printing
26-Aug-03	Check number 1007 - $307.09 to Allied Graphics for pringing
21-Jul-03	Disbursement to SunTrust for Account analysis - $5.77

Total Disbursements $772.96